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                                                                     Exhibit 5.1
May 9, 1997



Vital Images, Inc.
3100 West Lake Street, Suite 100
Minneapolis, MN 55416


Re:  Registration Statement on Form S-8
          Incentive Stock Option Adjustment Plan;
          1990 Management Incentive Stock Option Plan;
          1992 Director Stock Option Adjustment Plan;
          1992 Stock Option Plan;
          1995 Stock Incentive Adjustment Plan;
          Certain Non-plan Options; And
          Certain Non-plan Securities


Ladies and Gentlemen:

     We have acted as counsel to Vital Images, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of 1,940,504 shares (the "Shares") of its Common Stock, $.01 par value, pursuant to the Company's Registration Statement on Form S-8 for the Company's Incentive Stock Option Adjustment Plan; the Company's 1990 Management Incentive Stock Option Plan; the Company's 1992 Director Stock Option Adjustment Plan; the Company's 1992 Stock Option Plan; the Company's 1995 Stock Incentive Adjustment Plan; certain of the Company's non-plan options; and certain of the Company's non-plan securities, under which 425,000; 370,000; 157,000; 500,000; 205,000; 278,790;
and 4,714 shares, respectively, are to be registered, to be filed with the Securities and Exchange Commission on May 9, 1997 (the "Registration Statement"). Of the Shares to be registered, 4,714 Shares already have been issued pursuant to certain restricted stock awards (the "Issued Shares") and 1,935,790 Shares remain to be issued (the "Remaining Shares").

     In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of
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Vital Images, Inc.
May 9, 1997
Page 2


officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

     In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

     1. The Company had the corporate authority to issue the Issued Shares and has the corporate authority to issue the Remaining Shares, in the manner and under the terms set forth in the Registration Statement.

     2. The Issued Shares have been duly authorized and, at the time of their issuance, were validly issued, fully paid and nonassessable.

     3. The Remaining Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the plans, non-plan options and restricted stock awards referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

     We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,



OPPENHEIMER WOLFF & DONNELLY